Exhibit 99.1

NEWS RELEASE

8500 Station Street, Suite 100, Mentor, Ohio 44060

For Immediate Release

Gas Natural Inc. Appoints James E. Sprague, CPA, as Chief Financial Officer

•	Thomas J. Smith to continue in role until May 1, 2014 transition

•	Teleconference scheduled for Thursday 9:00am ET

MENTOR, OH, December 18, 2013 – Gas Natural Inc. (NYSE MKT: EGAS) (“Gas Natural” or the “Company”), a holding company operating local natural gas utility companies serving approximately 70,000 customers in seven states, today announced that James E. Sprague will join Gas Natural as Vice President and Chief Financial Officer effective May 1, 2014. Thomas J. Smith, the Company’s current Vice President and Chief Financial Officer, previously announced his plans to retire and will continue in his current role and ensure a smooth transition. The Company also reported that its auditing firm, ParenteBeard LLC resigned December 16, 2013 as the Company’s independent registered public accounting firm. Gas Natural has begun interviewing replacement firms.

Mr. Gregory J. Osborne, President and Chief Operating Officer of Gas Natural commented, “We have carefully considered the qualifications for our Chief Financial Officer and evaluated candidates. In this process, we concluded that Jim is the right candidate at the right time, given his knowledge of the utilities industry, the challenges we are addressing and the changes we are making. We expect that Jim will be an excellent addition to our executive team. With over 30 years of professional accounting experience, we believe his capabilities add an additional dimension and breadth to our finance organization. We further believe this is another definitive step in building the strength and capabilities of Gas Natural.”

James E. Sprague, 53, will join Gas Natural upon departing as a Managing Partner with Walthall, Drake & Wallace LLP CPAs (“Walthall”) in Cleveland, OH. Mr. Sprague joined Walthall in 1987, was admitted as a Partner in 1994, and has specialized in the Oil & Gas Industry throughout his career. He is a certified public accountant and received a BS degree in Accounting from Bowling Green State University in 1982.

Special Webcast and Teleconference Call

The Company will host a teleconference call and webcast on Thursday, December 19, 2013 at 9:00 a.m. ET, during which Gregory J. Osborne, President and COO, and Thomas J. Smith, Vice President and CFO, will introduce Mr. Sprague.

The Gas Natural conference call can be accessed by calling (201) 689-8471. The listen-only audio webcast can be monitored at investor.egas.net. To listen to the archived call, dial (858) 384-5517 and enter pin number 13573971. The telephonic replay will be available from 12:00 noon ET on the day of the call through Thursday, December 26, 2013. A transcript will also be posted to the Company’s web site once available.

About Gas Natural Inc.

Gas Natural Inc., a holding company, distributes and sells natural gas to end-use residential, commercial, and industrial customers. It distributes approximately 33 billion cubic feet of natural gas to approximately 70,000 customers through regulated utilities operating in Montana, Wyoming, Ohio, Pennsylvania, Maine, North Carolina and Kentucky. The Company’s other operations include interstate

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Gas Natural Inc. Appoints James E. Sprague, CPA, as Chief Financial Officer

December 18, 2013

pipeline, natural gas production and natural gas marketing. The Company’s Montana public utility was originally incorporated in 1909. Its strategy for growth is to expand throughput in the Maine and North Carolina markets while looking for acquisitions that are either adjacent to its existing utilities or in under saturated markets.

The Company’s toll-free number is 800-570-5688. Gas Natural Inc. regularly posts information on its website at www.egas.net.

Safe Harbor Regarding Forward-Looking Statements

The Company is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Gas Natural Inc. Forward-looking statements are all statements other than statements of historical fact, including, without limitation, those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to the Company’s ability to successfully integrate the operations of the companies it has recently acquired and consummate additional acquisitions, the Company’s continued ability to make dividend payments, the Company’s ability to implement its business plan, fluctuating energy commodity prices, the possibility that regulators may not permit the Company to pass through all of its increased costs to its customers, changes in the utility regulatory environment, wholesale and retail competition, the Company’s ability to satisfy its debt obligations, including compliance with financial covenants, weather conditions, litigation risks, and various other matters, many of which are beyond the Company’s control, the risk factors and cautionary statements made in the Company’s public filings with the Securities and Exchange Commission, and other factors that the Company is currently unable to identify or quantify, but may exist in the future. Gas Natural Inc. expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Gas Natural Inc.’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information contact:

Gas Natural Inc.

Thomas J. Smith, Chief Financial Officer
Phone: (440) 974-3770
Email: tsmith@egas.net

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